EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 5 to Registration Statement No. 333-197733 on Form N-1A of our report dated July 30, 2015, relating to the financial statement of Eaton Vance Large-Cap Value NextShares™, one of the funds constituting Eaton Vance NextShares™ Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts

December 10, 2015